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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             Emerald Financial Corp.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


                Ohio                                       34-1842953
   -----------------------------------         -----------------------------
(State of incorporation or organization)     (IRS Employer Identification No.)

  14092 Pearl Road, Strongsville, Ohio                       44136
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(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


        TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED

                N/A                                          N/A
        --------------------                        --------------------


        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ] [Added in Release No. 34-34922 (Paragraph 85,450), effective December 7, 1994, 59 F.R. 55342.]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ] [Added in Release No. 34-34922 (Paragraph 85,450), effective December 7, 1994, 59 F.R. 55342.]

     Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Shares, without par value
                        --------------------------------
                                (Title of Class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The authorized stock of the Emerald Financial Corp., an Ohio corporation (the "Company"), consists of 10,000,000 shares of common stock, without par value.

     Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of shares of common stock will not be entitled to cumulate votes for the election or removal of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of the Company. No shares of common stock have any preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

ITEM 2.  EXHIBITS.

     The following exhibits are filed herewith:

  3    (i) Articles of Incorporation of Emerald Financial Corp., as amended
      (ii) Code of Regulations of Emerald Financial Corp.
  99* (i) Form 10-K Annual Report of The Strongsville Savings Bank for the year ended December 31, 1995, as filed with the Office of Thrift Supervision
      (ii) Form 10-Q Quarterly Report of The Strongsville Savings Bank for the quarter ended March 31, 1996, as filed with the Office of Thrift Supervision
     (iii) Form 10-Q Quarterly Report of The Strongsville Savings Bank for the quarter ended June 30, 1996, as filed with the Office of Thrift Supervision
      (iv) Form 10-Q Quarterly Report of The Strongsville Savings Bank for the quarter ended September 30, 1996, as filed with the Office of Thrift Supervision

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*    Upon completion of the holding company reorganization of The Strongsville
Savings Bank, which was accomplished by means of the merger of Emerald Interim Savings Bank, a wholly owned subsidiary of Emerald Financial Corp., with and into The Strongsville Savings Bank, The Strongsville Savings Bank became a wholly owned subsidiary of Emerald Financial Corp., the Registrant. At that time, the Registrant succeeded to the registration and reporting obligations of The Strongsville Savings Bank pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934. The Form 10-K Annual Report of The Strongsville Savings Bank for the year ended December 31, 1995 and the Form 10-Q Quarterly Reports of The Strongsville Savings Bank for the quarters ended March 31, June 30 and September 30, 1996 attached as exhibits to this Form 8-A Registration Statement complied as to form and content with the disclosure obligations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         EMERALD FINANCIAL CORP.



Date: March 06, 1997                     By: /s/ Thomas P. Perciak
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                                            Thomas P. Perciak, President and
                                            Chief Executive Officer